Exhibit 99.2

Amarin Announces Plan to Initiate a Ratio Change Under Its American Depository Receipt (ADR) Program

-- 1-For-20 Ratio Change Initiated to Increase Per Share Market Price of Amarin’s ADSs in Effort to Maintain Nasdaq Listing --

DUBLIN, Ireland and BRIDGEWATER, N.J., March 12, 2025 -- Amarin Corporation plc (NASDAQ: AMRN), today announced its intent to effect a ratio change on its American Depositary Shares (“ADS”) from one (1) ADS representing one (1) ordinary share, to the new ratio of one (1) ADS representing twenty (20) ordinary shares (the "Ratio Change"). The effective date of the Ratio Change is expected to be on or about April 11, 2025 (the “Effective Date”).

The ordinary shares of Amarin Corporation (the “Company”) will not be affected by this adjustment. The ADSs will continue to trade on The Nasdaq Capital Market under the symbol “AMRN”.

The objective of the Ratio Change is to increase the per share market price of the Company’s ADSs to comply with Nasdaq’s $1.00 minimum bid price per share requirement and maintain the Company’s listing on The Nasdaq Capital Market. On the Effective Date, holders of uncertificated ADSs in the Direct Registration System (“DRS”) and in the Depository Trust Company (“DTC”) do not need to take any action, as the exchange of every twenty (20) then-held (existing) ADSs for one (1) new ADS will occur automatically. Registered holders of certificated ADSs will be required to surrender their certificated ADSs to the depositary bank for cancellation and will receive one (1) new ADS for every twenty (20) existing ADS surrendered.

No fractional new ADSs will be issued in connection with the Ratio Change. Rather, fractional entitlements to new ADSs will be aggregated and sold by the depositary bank, and the net cash proceeds from the sale of the fractional ADS entitlements (after deduction of taxes) will be distributed to the applicable ADS holders by the depositary bank.

As a result of the Ratio Change, the trading price of the Company’s ADSs is expected to increase proportionally, but the Company can give no assurance that the trading price per ADS after the Ratio Change will be equal to or greater than twenty (20) times the trading price per ADS before the adjustment.

Additional questions and answers regarding the Ratio Change can be found under the Investor Relations section of Amarin’s corporate web site here: https://cms.amarincorp.com/sites/default/files/2025-03/e6713d4c-9083-4623-a9e9-6b13d8a4201b.pdf

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About Amarin

Amarin is an innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. We are committed to increasing the scientific understanding of the cardiovascular risk that persists beyond traditional therapies and advancing the treatment of that risk for patients worldwide.

Amarin has offices in Bridgewater, New Jersey in the United States, Dublin in Ireland, Zug in Switzerland, and other countries in Europe as well as commercial partners and suppliers around the world.

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are based on the beliefs and assumptions and information currently available to Amarin. All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements regarding Amarin’s planned Ratio Change and its potential impact on the ADS trading price and on liquidity of the ADS, as well as Amarin’s ability to regain compliance with Nasdaq’s minimum bid price requirement and other continued listing requirements. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin's filings with the U.S. Securities and Exchange Commission, including Amarin’s annual report on Form 10-K for the fiscal year ended 2024.

Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

Availability of Other Information

Amarin communicates with its investors and the public using the company website (www.amarincorp.com) and the investor relations website (www.amarincorp.com/investor-relations), including but not limited to investor presentations and FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Amarin posts on these channels and websites could be deemed to be material information. As a result, Amarin encourages investors, the media and others interested in Amarin to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on Amarin’s investor relations website and may include social media channels. The contents of Amarin’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended or the Securities and Exchange Act of 1934, as amended.

Amarin Contact Information

Investor & Media Inquiries:

Mark Marmur

VP, Global Corporate Communications & Investor Relations

Amarin Corporation plc

PR@amarincorp.com